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                                                                     EXHIBIT (d)

                               November 18, 1996

NACCO Industries, Inc.
5875 Landerbrook Drive
Mayfield Heights, OH 44124-4017

Gentlemen:

     You have requested our opinion regarding the applicability of Section 305(c) of the Internal Revenue Code of 1986, as amended ("Code"), to shareholders of NACCO Industries, Inc. (the "Company") who do not terminate their stock interest in the Company pursuant to the Company's Offer to Purchase for Cash Up to 800,000 Shares of Its Class A Common Stock, dated November 18, 1996 (the "Offer") or in the course of making a sale of their Shares in the open market during the period in which the Open Market Repurchase Program (as hereinafter defined) is in effect. Capitalized terms used below which are not defined herein have the same meaning as in the Offer.

     For purposes of this opinion, we have examined the Offer, as well as such other documents, records and matters of law as in our judgment we deemed necessary or appropriate. In rendering this opinion, we have relied upon the description of facts contained in the Offer. In addition, you have advised us that for purposes of this opinion:

      (1) The Company will purchase up to 800,000 Shares pursuant to the Offer (the "Issuer Self-Tender Transaction") and up to an additional 700,000 Shares in the open market during the two fiscal year period following the date on which the Issuer Self-Tender Transaction is completed (the "Open Market Repurchase Program"; and collectively with the Issuer Self-Tender Transaction, the "Share Repurchase Program") because (i) based on its assessment of its business profile, assets and prospects, the Company has determined that the purchase of Shares by it pursuant to the Share Repurchase Program constitutes a prudent use of the Company's financial resources, and (ii) the Issuer Self-Tender Transaction will permit those shareholders of the Company who desire liquidity an opportunity to sell all or a portion of their Shares to the Company in a manner that will enable them to avoid the usual transaction costs which are normally incident to an open market sale of Shares. In addition, the Company will reserve the right to purchase up to an additional two percent (2%) of the outstanding Shares pursuant to the Offer so that, if the Company exercises such right and the Offer is oversubscribed, the Company could purchase as many as 945,757 Shares pursuant to the Offer. If the Company purchases less than 800,000 Shares in the Issuer Self-Tender Transaction, the Company may purchase additional Shares in the Open Market Repurchase Program equal to the difference between 800,000 Shares and the number of Shares which the Company purchases in the Issuer Self-Tender Transaction.

      (2) The Purchase Price at which the Company will purchase Shares in the Issuer Self-Tender Transaction and the prices at which the Company will purchase Shares in the Open Market Repurchase Program will, in each instance, be equal to the fair market value of a Share on the date on which Shares are purchased.

      (3) The Company has no plan or intention to reacquire any shares of its common stock (including any Shares), whether by purchase or otherwise, following the completion of the Share Repurchase Program. However, it is possible that the Company, in the future, after the Share Repurchase Program has been completed, may purchase in the open market or redeem from its shareholders additional shares of its common stock (including Shares) based on circumstances prevailing at such time.

      (4) The Company has no plan or intention to distribute any stock dividend, to effect a stock split, or otherwise to distribute any shares of its common stock to its shareholders during the course of, or following the completion of, the Share Repurchase Program.

      (5) The Company has not acquired or purchased, whether in the open market, by redemption or otherwise, any shares of its common stock (including any Shares) since December 31, 1987. During the period June 6, 1986 through December 31, 1987, the Company purchased 963,799 Shares in open-market transactions. Of this amount, 750,000 Shares were purchased in connection with a common stock repurchase program which the Company announced in February 1986 (the
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          "1986 Stock Purchase Program"). The 1986 Stock Purchase Program was
          undertaken in order to ensure that an active market existed subsequent to June 5, 1986 for Shares so that shareholders of the Company who did not wish to continue as shareholders of the Company, after the June 6, 1986 restructuring of the Company was completed, could liquidate their stock interest in the Company without incurring the burden and expense of perfecting dissenter's rights. The balance of the Shares acquired by the Company prior to January 1, 1988 (or 213,799 Shares) was also purchased in open-market transactions. These Shares were purchased pursuant to a common stock repurchase program which the Company's Board of Directors authorized on October 22, 1987 (the "1987 Share Purchase Program"). The 1987 Share Purchase Program was undertaken to permit the Company to acquire additional Shares which it then believed it needed in order to have an adequate number of Shares on hand to provide benefits under the various employee benefit plans which the Company then maintained.

      (6) The Company has not distributed any stock dividend since July 15, 1986, when the Company distributed to its shareholders one share of its Class B common stock with respect to every two Shares which such shareholders then held.

      (7) To the best knowledge of the management of the Company, on the basis of investment decisions that they each individually have made, none of the Family Shareholders intend to sell any Shares that they own to the Company in the Share Repurchase Program, except that it is possible that several of the Family Shareholders who hold insignificant numbers of shares of common stock of the Company (including Shares) may sell all or part of the Shares that they own to the Company in the Share Repurchase Program.

      (8) The Company and those shareholders of the Company who elect to sell Shares to the Company in the Share Repurchase Program will each pay their own expenses, if any, incurred in connection with the purchase by the Company of Shares pursuant to the Share Repurchase Program.

      (9) The Company is motivated solely by business reasons to undertake the Share Repurchase Program, and the Share Repurchase Program is not being undertaken by the Company in order to confer a federal income tax benefit on any shareholder.

     (10) The Company is not required by its Restated Certificate of Incorporation or otherwise to redeem any of its outstanding Shares, and none of the shareholders of the Company has a right to cause the Company to purchase or otherwise redeem any Shares.

     (11) All of the Shares which the Company will purchase pursuant to the Share Repurchase Program will be held as treasury stock by the Company.

     We have assumed, with your permission, that for purposes of this Opinion:

      (1) None of the shareholders of the Company has reached any plan or agreement with any other shareholder of the Company as to whether he, she or it will sell or will not sell to the Company in the Share Repurchase Program any of the Shares that they each own.

      (2) None of the Shares which the Company will purchase pursuant to the Share Repurchase Program is "section 306 stock", within the meaning of
          Section 306(c) of the Code.

      (3) The Share Repurchase Program is an isolated transaction and is not part of a plan by the Company to periodically increase the proportionate interest of any shareholder of the Company in the assets or earning and profits of the Company.

     Based upon the foregoing, we are of the opinion that, for U.S. federal income tax purposes, no holder of shares of common stock of the Company who does not sell any Shares, or who sells less than all of the Shares which such shareholder owns, to the Company pursuant to the Share Repurchase Program will realize any gross income by reason of Section 305(c) of the Code as a result of the purchase by the Company pursuant to the Share Repurchase Program of Shares from other shareholders of the Company.

     In rendering this opinion, we have assumed that the description of facts contained in the Offer and the factual representations and assumptions recited in the preceding paragraphs of this letter are, and on each date on which the Company purchases Shares pursuant to the Share Repurchase Program will be, accurate in all material respects, but we confirm to you that we have made no independent investigation or inquiry whatsoever with respect to the accuracy of such facts, representations and assumptions. It should be noted in
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this regard that any change in such facts, or in the representations and assumptions recited above, or in the law, whether by way of statutory enactment or judicial or administrative interpretation thereof, could materially affect our opinion as expressed herein and possibly render it wholly or partially inapplicable for purposes of determining whether shareholders of the Company who do not sell Shares to the Company pursuant to the Share Repurchase Program, or who sell to the Company pursuant to the Share Repurchase Program less than all of the Shares which they each own, will be entitled to the tax treatment described herein.

     This opinion is furnished to you solely for the benefit of the Company.

                                     Very truly yours,

                                     /s/ Jones, Day, Reavis & Pogue
                                         Jones, Day, Reavis & Pogue